As filed with the Securities & Exchange Commission on June 15, 2005
Registration No. __________________

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENERTECK CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	47-0929885
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

10701 Corporate Drive, Suite 150
Stafford, Texas 77477
(281) 240-1817
(Address and Telephone of Principal Executive Offices) (Zip Code)

2005 Stock Compensation Plan
(Full Title of Plan)

Parrish B. Ketchmark, President
10701 Corporate Drive, Suite 150
Stafford, Texas 77477
(281) 240-1817
(Name, address and telephone number of agent for service)

Copies to:
David M. Kaye, Esq.
Danzig Kaye Cooper Fiore & Kay, LLP
P.O. Box 333, 30A Vreeland Road
Florham Park, New Jersey 07932-0333
(973) 443-0600

CALCULATION OF REGISTRATION FEE

		PROPOSED	PROPOSED
TITLE OF		MAXIMUM	MAXIMUM	AMOUNT
SECURITIES	AMOUNT TO BE	OFFERING	AGGREGATE	OF
TO BE REGISTERED	REGISTERED(1)	PRICE PER SHARE (1)	OFFERING PRICE (2)	REGISTRATION FEE (3)

Common Stock,
par value
$.001
per share	2,500,000	$.305	$762,500	$89.75

TOTAL REGISTRATION FEE				$89.75
_____________________

(1)	Represents shares of Common Stock issuable under the 2005 Stock Compensation Plan. Further, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable as a result of stock splits, stock dividends or similar transactions.

(2)	Calculated in accordance with Rule 457(c) using the average of the bid and asked price for the Common Stock on June 10, 2005.

(3)	In accordance with Fee Rate Advisory #6 for Fiscal Year 2005 (SEC Press Release 2004-167), the rate used for determining the registration fee is $117.70 per million dollars of securities registered.

EXPLANATORY NOTE

We prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933 (the “Securities Act”), as amended, to register 2,500,000 shares of our common stock, par value $.001 (the “Common Stock”), issued or issuable pursuant to our 2005 Stock Compensation Plan (the “2005 Stock Compensation Plan”). As permitted by General Instruction C for Form S-8, there is also included as part of Part I of this Registration Statement a Reoffer Prospectus relating the resale of any shares that are deemed to be control or restricted securities under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The documents containing the information required to be included in Part I of this Registration Statement will be given or sent to all persons who participate in the Plan, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

Item 2.  Registrant Information and Employee Plan Annual Information.

We will provide without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. These documents are incorporated by reference in the Section 10(a) prospectus. We will also provide without charge, upon written or oral request, all other documents required to be delivered to participants pursuant to Rule 428(b). Any and all such requests shall be directed to the President, at EnerTeck Corporation, 10701 Corporate Drive, Suite 150, Stafford, Texas 77477 or by telephone at (281) 240-1817.

REOFFER PROSPECTUS

ENERTECK CORPORATION

1,000,000 Shares of Common Stock

This Reoffer Prospectus relates to the resale of up to 1,000,000 shares of common stock being offered by or for the account of certain of our officers and directors and other “affiliates” within the meaning of the federal securities laws, all of whom we also refer to in this Reoffer Prospectus as the Selling Stockholders, in order to permit such persons to sell or otherwise dispose of such securities that they receive under the EnterTeck Corporation 2005 Stock Compensation Plan.

The prices at which a selling stockholder may sell his shares will be determined by the prevailing market price for the shares or in privately negotiated transactions. Information regarding the selling stockholders and the times and manner in which they may offer and sell the shares under this Reoffer Prospectus is provided under “Selling Stockholders” and “Plan of Distribution” in this Reoffer Prospectus. EnerTeck Corporation will not receive any of the proceeds from the sale of the shares under this Reoffer Prospectus.

Our common stock trades on the Over-the-Counter Bulletin Board, also called the OTCBB, under the trading symbol “ETCK”. On June 3, 2005, the closing bid for our common stock as reported on the OTCBB was $0.28 per share. As of June 3, 2005, there were 8,426,359 shares of common stock outstanding.

Our principal executive offices are located at 10701 Corporate Drive, Suite 150, Stafford, Texas 77477. Our telephone number is (281) 240-1817.

THIS INVESTMENT INVOLVES RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities or determined that this Reoffer Prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

This Reoffer Prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

The date of this Reoffer Prospectus is June 15, 2005

AVAILABLE INFORMATION

We have filed a registration statement on Form S-8 with the Securities and Exchange Commission under the Securities Act of 1933, as amended. This Reoffer Prospectus omits some information and exhibits included in the registration statement, copies of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C.

We are subject to the informational requirements of the Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Commission. The reports and other information filed by us with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

INCORPORATION BY REFERENCE

The following documents previously filed by us with the Commission are incorporated in this Reoffer Prospectus by reference:

(a)  the latest annual report filed on Form 10-KSB pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended;

(b) all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the annual report on Form 10-KSB referred to in (a) above;

(c) the registration statement filed on Form 10-SB pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended; and

(d) the description of the Common Stock contained in the Registration Statement on Form SB-2 filed on September 17, 2003, including any amendment or report filed for the purpose of updating such description.

We are also incorporating by reference all other documents filed by us after the date of this Reoffer Prospectus under Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining to be sold.

A statement contained in any incorporated document shall be modified or superseded for the purposes of this Reoffer Prospectus if it is modified or superseded by a document which is also incorporated in this Reoffer Prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Reoffer Prospectus.

Copies of all documents which are incorporated by reference will be provided without charge to anyone to whom this Reoffer Prospectus is delivered upon a written or oral request to EnerTeck Corporation, 10701 Corporate Drive, Suite 150, Stafford, Texas 77477. Our telephone number is (281) 240-1817.

CORPORATE INFORMATION

Our principal executive offices are located at 10701 Corporate Drive, Suite 150, Stafford, Texas 77477. Our telephone number is (281) 240-1817.

THE COMPANY

Introduction

EnerTeck Corporation (the “Company”) was incorporated under the laws of the State of Washington on July 30, 1935 under the name of Gold Bond Mining Company for the purpose of acquiring, exploring, and developing precious metal mines and, if warranted, the mining of precious metals. It subsequently changed its name to Gold Bond Resources, Inc. in July 2000. On January 9, 2003, the Company acquired EnerTeck Chemical Corp. (“EnerTeck Sub”) as its wholly owned operating subsidiary. For a number of years prior to its acquisition of EnerTeck Sub, the Company was an inactive, public “shell” corporation seeking to merge with or acquire an active, private company. As a result of the acquisition, the Company is now acting as a holding company, with EnerTeck Sub as its only operating business. Subsequent to this transaction, on November 24, 2003, the Company changed its domicile from the State of Washington to the State of Delaware, changed its name from Gold Bond Resources, Inc. to EnerTeck Corporation and effected a one from 10 reverse common stock split.

EnerTeck Sub, the Company’s wholly owned operating subsidiary, was incorporated in the State of Texas on November 29, 2000. It was formed for the purpose of commercializing a diesel fuel specific combustion catalyst known as EnerBurn (TM), as well as other combustion enhancement and emission reduction technologies. Nalco/Exxon Energy Chemicals, L.P. (“Nalco/Exxon L.P.”), a joint venture between Nalco Chemical Corporation and Exxon Corporation commercially introduced EnerBurn in 1998. When Nalco/Exxon L.P. went through an ownership change in 2000, our founder, Dwaine Reese, formed EnerTeck Sub. It acquired the EnerBurn trademark and related assets and took over the Nalco/Exxon L. P. relationship with the EnerBurn formulator and blender, and its supplier, RubyCat Technology. The decision to form EnerTeck Sub and acquire the EnerBurn business was motivated by Mr. Reese's belief that:

*  EnerBurn was clearly beginning to gain market acceptance;
* the gross margins associated with EnerBurn sales would support the business model, since existing customers would likely continue to buy the product due to the significant impact on diesel fuel savings and reduced emissions;
* EnerBurn had been professionally tested extensively in field applications as well as in the laboratory, clearly demonstrating its effectiveness in increasing fuel economy and reducing emissions and engine wear;
* Use of the product in diesel applications has a profound impact on a cleaner environment.

Our Business

Through our wholly owned subsidiary, we specialize in the sales and marketing of a fuel borne catalytic engine treatment for diesel engines known as EnerBurn(TM). We utilize a sales process that includes detailed proprietary customer fleet monitoring protocols in on-road applications that quantify data and assists in managing certain internal combustion diesel engine operating results while utilizing EnerBurn. Test data prepared by Southwest Research Institute and actual customer usage has indicated that the use of EnerBurn in diesel engines improves fuel economy, lowers smoke, and decreases engine wear and the dangerous emissions of both Nitrogen Oxide (NOx) and microscopic airborne solid matter (particulates). Our principal target markets are the trucking, railroad and maritime shipping industries. Each of these industries share certain common financial characteristics, i.e. i) diesel fuel represents a disproportionate share of operating costs; and ii) relatively small operating margins are prevalent. Considering these factors, management believes that the use of EnerBurn and the corresponding 8% to 15% derived savings in diesel fuel costs can positively effect the operating margins of its customers while contributing to a cleaner environment.

Since we are currently a sales and marketing organization, we have not spent any funds on research and development activities. We own the EnerBurn trademark and, pursuant to a memorandum of understanding which expired on December 31, 2003, was granted the exclusive, global marketing rights from its formulator, blender and supplier, RubyCat (which arrangement required the Company to meet certain annual minimum purchase levels to maintain such exclusivity), and an option to purchase the EnerBurn technology and associated assets by December 31, 2003 for $6.6 million which was not exercised and has also thus expired. Based upon sales volume to date, we did not achieved these required minimum levels. However, management is presently in continuing discussions with RubyCat to waive the requirements necessary for the Company to maintain this exclusivity, as well as keep open the possibility of the Company acquiring RubyCat and/or the EnerBurn technology and associated assets. No assurance can be given that the parties can reach an acceptable agreement on either transaction. If we were to lose this exclusivity, it may have a material adverse effect on our business and planned operations.

To date, we have engaged in limited marketing of the EnerBurn technology and have generated nominal sales, principally to the trucking and maritime industries. We compete in an evolving market with a significant number of competitors that include both established businesses and new entries into the field.

Investors should note that for the year ended December 31, 2004, our sales revenues were concentrated among six customers, of which one provided the majority of those sales. The loss of any of the aforementioned six customers, especially, the largest one, would adversely affect our business. Investors cannot be given assurances that the Company can adequately replace the loss of any of these customers.

Over the next 12 months, we anticipate our working capital requirements to be approximately $1,000,000 that we anticipate will be derived from the issuance of stock and loans.

RISK FACTORS

Please consider the following risk factors together with the other information presented in this Reoffer Prospectus, including the financial statements and the notes thereto incorporated herein by reference, before investing in our common stock. The trading price of our common stock could decline due to any of the following risks, and you might lose all or part of your investment.

BUSINESS AND FINANCIAL RISKS

OUR ACCOUNTS HAVE ISSUED A GOING CONCERN OPINION AND WE HAVE LIMITED WORKING CAPITAL, MINIMAL NET WORTH AND SUBSTANTIAL CURRENT LOSSES THAT INHIBITS OUR ABILITY TO IMPLEMENT OUR BUSINESS PLAN.

Our independent auditors, Malone & Bailey, PC, have issued a going concern opinion regarding our financial condition. This means that, in their opinion, we cannot continue to operate without significant outside equity or debt financing. To date, we have met our working capital requirements through financing transactions involving the private placement of our securities and loans. We do not expect our current working capital to support our operations and we are in need of approximately $1,000,000 of additional capital to fund operations over the next 12 months. Since our acquisition of EnerTeck Sub, which was formed in 2000, we have not generated any significant revenue and have experienced substantial losses. We also have very limited working capital and, as at December 31, 2004 recorded a negative net worth of approximately $375,157. For the immediate years preceding the acquisition, we were an inactive public shell corporation with no significant revenue and only losses. For the years ended December 31, 2004 and 2003, we reported a loss of approximately $1,862,887 versus a loss of approximately $2,617,246, respectively and an accumulated deficit of approximately $4,984,852 on December 31, 2004.

OUR CHANCES FOR SUCCESS ARE REDUCED BECAUSE WE ARE AN EARLY STAGE COMPANY WITH REGARD TO OUR NEW BUSINESS OPERATION.

In recent years we were inactive and had not generated revenues until we acquired EnerTeck Sub on January 9, 2003. Furthermore, EnerTeck Sub was only formed in November 2000 and has a limited operating history. Accordingly, we are subject to all the risks and challenges associated with the operation of a new enterprise, including inexperience, lack of a track record, difficulty in entering the targeted market place, competition from more established businesses with greater financial resources and experience, an inability to attract and retain qualified personnel (including, most importantly, sales and marketing personnel) and a need for additional capital to finance our marketing efforts and intended growth. We cannot assure you that we will be successful in overcoming these and other risks and challenges that we face as a new business enterprise.

WE NEED SUBSTANTIAL ADDITIONAL FINANCING TO EXECUTE OUR BUSINESS PLAN WHICH MAY NOT BE AVAILABLE. IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL, WE MAY NOT BE ABLE TO CONTINUE OPERATIONS.

We need substantial additional capital to expand our marketing and sales efforts. Our current resources are insufficient to fund operations. We believe that we will need an additional $1,000,000 to execute our business plan and support operations over the next 12 months. We cannot expect current warrant holders to exercise their warrants while the trading prices of our common stock is below the warrant exercise prices. However, if the trading price of our common stock increases above the various exercise prices, we expect warrant holders to provide approximately $3,000,000 of additional funding through the exercise of the Warrants. Of course, these are events that are outside of our control. After giving effect to our November 24, 2003 one for 10 reverse common stock split, the warrant exercise prices range from $1.00 per share to $1.20 per share. For these reasons, we intend to obtain additional financing through the issuance of debt or equity securities. We have not and cannot assure you that we will ever be able to secure any such financing on terms acceptable to us. If we cannot obtain such financing, we will not be able to execute our business plan or continue operations.

THE EXERCISE OF THE WARRANTS WILL CAUSE A DILUTION TO OUR SHAREHOLDERS AND A SIGNIFICANT NEGATIVE EFFECT ON THE TRADING PRICE OF OUR COMMON STOCK.

The exercise prices of warrants that are currently outstanding are significantly higher than the current trading price of the Company’s common stock. We cannot expect any warrants to be exercised under these conditions. If the Warrants are exercised, we can expect that they will be exercised when the public trading prices of our securities are significantly higher than the exercise price, causing a dilution to those of our shareholders who may have purchased our shares at prices above the exercise price. In addition, the sale of up to 3,306,650 shares acquired through the exercise of the Warrants could have a significant negative effect on the public trading price of our common shares. There can be no assurance that any of the warrants will be exercised or that the public trading price of our securities will ever increase.

THE ENERBURN TECHNOLOGY HAS NOT GAINED MARKET ACCEPTANCE, NOR DO WE KNOW WHETHER A MARKET WILL DEVELOP FOR IT IN THE FORESEEABLE FUTURE TO GENERATE ANY MEANINGFUL REVENUES.

The EnerBurn technology has received only limited market acceptance. This technology is a relatively new product to the market place and we have not generated any significant sales. Although ever growing concerns and regulation regarding the environment and pollution has increased interest in environmentally friendly products generally, the engine treatment and fuel additive market remains an evolving market. The EnerBurn technology competes with more established companies such as Lubrizol Corporation, Chevron Oronite Company (a subsidiary of Chevron Corporation), Octel Corp., Clean Diesel Technologies, Inc. and Ethyl Corporation, as well as other companies whose products or services alter, modify or adapt diesel engines to increase their fuel efficiency and reduce pollutants. Acceptance of EnerBurn as an alternative to such traditional products and/or services depend upon a number of factors including:

* favorable pricing vis a vis projected savings from increased fuel efficiency
* the ability to establish the reliability of EnerBurn products relative to available fleet data
* public perception of the product

For these reasons, we are uncertain whether our technology will gain acceptance in any commercial markets or that demand will be sufficient to create a market large enough to produce any meaningful revenue or earnings. Our future success depends upon customers’ demand for our products in sufficient amounts.

OUR TECHNOLOGY MAY BE ADVERSELY AFFECTED BY FUTURE TECHNOLOGICAL CHANGES AND ENVIRONMENTAL REGULATORY REQUIREMENTS.

Although diesel engines are now being manufactured that have reduced dangerous emissions, this has not satisfied governmental regulators and legislators. We believe that diesel engines themselves may soon be required to adhere to stringent guidelines that produce nearly zero tailpipe emissions. Research in this area is currently being sponsored by governmental agencies, major engine companies, truck manufacturers, automobile makers, catalyst producers, oil refining companies and their technology suppliers. If such research is successful, it could eventually reduce the need for diesel fuel additives such as EnerBurn as they relate to pollution control.

SINCE WE MARKET A RANGE OF PRODUCTS WITHIN ONLY ONE PRODUCT LINE, WE ARE ENTIRELY DEPENDENT UPON THE ACCEPTANCE OF ENERBURN IN THE MARKET PLACE FOR OUR SUCCESS.

Our business operations are not diversified. If we do not generate sufficient sales of the EnerBurn product, we will not be successful, and unlikely to be able to continue in business. We cannot assure you that we will be able to develop other product lines to hedge against our dependency on EnerBurn, or if our EnerBurn sales will be sufficient for us to generate revenue or be profitable.

WE HAVE NOT DEVELOPED ANY EFFECTIVE DISTRIBUTION CHANNELS FOR OUR PRODUCT WHICH ARE NECESSARY TO GENERATE REVENUE.

We market our product through in-house sales personnel, independent sales consultants and through exclusive and non-exclusive arrangements known as agency agreements. In most instances, we utilize proof of performance demonstrations as part of our sales process. This process is the gathering of historical fleet data during a trial period when EnerBurn was not used and comparing it with data over a similar period when EnerBurn was used. In addition, our future marketing plans include:

* establishing of product brand recognition through customers with large trucking, railroad and maritime fleets
* active participation in industry trade shows
* public relations efforts directed at target market trade press

Our success will depend upon our marketing efforts effectively generating sales. While we have commenced this marketing effort, we have not developed any effective distribution channels and may not have the resources or ability to sustain these efforts or generate any meaningful sales.

OUR SALES PROCESS IS COSTLY AND TIME CONSUMING WHICH DECREASES OUR ABILITY TO EFFECT SALES.

In order to effect EnerBurn sales, we must prove to a potential customer that the use of our product is specifically beneficial to and cost effective for that potential customer. We accomplish this by conducting proof of performance demonstrations that are two to six month trial periods. Our supplier, our sales agent and/or we bear the cost to provide the personnel to do the monitoring and analyzing of compiled data. However, the potential customer must bear the cost of the EnerBurn and equipment used during the trial period. We cannot assure you that we will be able to convince potential customers to undertake this expense and effect a significant number of sales. Furthermore, we cannot assure you that the results of a specific proof of performance demonstration will prove that the use of EnerBurn will be beneficial to that specific potential customer, or if beneficial, that the potential customer will purchase EnerBurn. If, after conducting the proof of performance demonstration, the potential customer does not purchase our product, we will have wasted the time and the cost of providing personnel to the proof of performance demonstration.

WE FACE INTENSE COMPETITION AND MAY NOT HAVE THE FINANCIAL AND HUMAN RESOURCES NECESSARY TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGES WHICH MAY RESULT IN OUR TECHNOLOGY BECOMING OBSOLETE.

The diesel fuel additive business and related anti-pollutant businesses are subject to rapid technological change, especially due to environmental protection regulations, and subject to intense competition. We compete with both established companies and a significant number of startup enterprises. We face competition from producers and/or distributors of other diesel fuel additives (such as Lubrizol Corporation, Chevron Oronite Company, Octel Corp., Clean Diesel Technologies, Inc. and Ethyl Corporation), from producers of alternative mechanical technologies (such as Algae-X International, Dieselcraft, Emission Controls Corp. and JAMS Turbo, Inc.) and from alternative fuels (such as bio-diesel fuel and liquefied natural gas) all targeting the same markets and claiming increased fuel economy, and/or a decrease in toxic emissions and/or a reduction in engine wear. Most of our competitors have substantially greater financial and marketing resources than we do and may independently develop superior technologies which may result in our technology becoming less competitive or obsolete. We may not be able to keep pace with this change. If we cannot keep up with these advances in a timely manner, we will be unable to compete in our chosen markets.

THE COMPANY NEEDS TO MAINTAIN ENERBURN’S EPA REGISTRATIONS.

In accordance with the regulations promulgated under the US Clean Air Act, manufacturers (including importers) of gasoline, diesel fuel and additives for gasoline or diesel fuel, are required to have their products registered with the EPA prior to their introduction into the market place. Currently, EnerBurn products have two such registrations (EPA # 5805A and 5931A). However, unforeseen future changes to the registration requirements may be made, and these products, or either one of them, may not be able to qualify for registration under such new requirements. The loss of the EPA registrations or restrictions on the current registrations could have an adverse affect on our business and plan of operation.

The blender, formulator and supplier of EnerBurn, RubyCat, has registered these products with the US Environmental Protection Agency. The registrations permit us, pursuant to our sales arrangement with RubyCat, to sell EnerBurn for domestic on-road and off-road use. In addition, we currently sell our product outside of the United States and intend to further expand our sales efforts internationally. EnerBurn is registered in the United States only, and we are considering its registration in other countries. Further testing could be needed in these or other countries. We cannot assure you that EnerBurn will pass any future testing that may be required. The failure of EnerBurn to obtain registration in countries or areas where we would like to market it, could have a materially adverse effect on our business and plan of operation.

WE DEPEND ON OUR EXECUTIVE OFFICERS AND NEED ADDITIONAL MARKETING AND TECHNICAL PERSONNEL TO SUCCESSFULLY MARKET OUR PRODUCT. WE CAN NOT ASSURE YOU THAT WE WILL BE ABLE TO RETAIN OR ATTRACT SUCH PERSONS.

Since we are a small company, a loss of one or both of our current officers would severely and negatively impact our operations. To implement our business plan, we will need additional marketing and technical personnel to successfully market our product. The market for such persons remains competitive and our limited financial resources may make it more difficult for us to recruit and retain qualified persons. As mentioned above, we do not have an employment agreement with our interim president, Parrish Ketchmark. He is providing his services to us pursuant to an amendment to our consulting agreement with Parrish Brian Partners, Inc. (“Partners”). Mr. Ketchmark is a principal of Partners. Although he has indicated that he will remain as president until a qualified replacement has been retained, he may resign at any time with reasonable notice. If he were to resign before a replacement is hired, it may have a materially adverse effect upon our business.

WE HAVE ONLY ONE SUPPLIER WITH WHOM WE HAVE NO WRITTEN AGREEMENTAND WE ARE DEPENDENT UPON IT TO PROVIDE US WITH THE ENERBURN PRODUCT THAT WE MARKET ON AN EXCLUSIVE BASIS.

Presently, one supplier, RubyCat, provides us our entire EnerBurn product line. For the years ended December 31, 2003 and 2004, we purchased 5,850 gallons and 4045 gallons of the product from RubyCat, respectively. If it were not able to provide us with sufficient quantities of the product, or not provide us the product at all (for any reason), our business could be adversely effected. Although we have identified alternate suppliers of the product, we cannot assure you that the replacement products will be comparable in quality, or that we will be able to contract with these alternate suppliers on terms acceptable to us.

In addition, we are dependent upon RubyCat for statistical analysis of fleet data gathered from customers and potential customers in on-road use applications in the United States. This data is important in that it serves to demonstrate our products’ proof of performance to customers and potential customers. If this service were not supplied to us, our sales efforts and ability to maintain existing customers could be negatively effected. Although we believe that we can find a replacement provider of such services to adequately analyze the data, we cannot assure you that we can be successful in retaining such a provider on reasonably acceptable terms to us.

Our written sales agreement with RubyCat expired on December 31, 2003, and we currently only have an informal exclusive arrangement with this supplier. Although we have had discussions with RubyCat about entering a new written agreement, no assurance can be given that we can reach an agreement acceptable to both parties. If we were to lose this exclusivity, it may have a material adverse effect on our business and planned operations.

CURRENTLY, OUR SALES ARE CONCENTRATED AMONG JUST SIX CUSTOMERS TO WHOM WE ARE DEPENDENT.

For the year ended December 31, 2004, our sales revenues were derived from just six customers. If we were to lose any of these customers, especially, the largest one, our business would be adversely effected. We cannot assure you that we could adequately replace the loss of any of these customers.

RISKS RELATED TO OUR COMMON STOCK

WE HAVE ISSUED A SUBSTANTIAL NUMBER OF WARRANTS TO PURCHASE OUR COMMON STOCK WHICH WILL RESULT IN SUBSTANTIAL DILUTION TO THE OWNERSHIP INTERESTS OF OUR EXISTING SHAREHOLDERS.

As of December 31, 2004, we had 8,551,509 shares of common stock outstanding. Up to an additional 3,306,650 shares are issuable upon the exercise of the warrants held by certain of Security Holders. The exercise of all of these warrants substantially dilute the ownership interests of our existing shareholders.

APPLICABLE SEC RULES GOVERNING THE TRADING OF “PENNY STOCKS” LIMITS THE TRADING AND LIQUIDITY OF OUR COMMON STOCK THAT MAY ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.

Our common stock currently trades on the OTC Bulletin Board. Since our common stock continues to trade below $5.00 per share, our common stock is considered a “penny stock” and is subject to SEC rules and regulations that impose limitations upon the manner in which our shares can be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock.

WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

We have never declared or paid a dividend on our common stock. We intend to retain earnings, if any, for use in the operation and expansion of our business and, therefore, do not anticipate paying any dividends in the foreseeable future.

THE TRADING PRICE OF OUR COMMON STOCK MAY BE VOLATILE.

The trading price of our shares has, from time to time, fluctuated widely and in the future may be subject to similar fluctuations. The trading price may be affected by a number of factors including the risk factors set forth in this report as well as our operating results, financial condition, announcements of innovations or new products by us or our competitors, general conditions in the market place, and other events or factors. Although we believe that approximately 19 registered broker dealers currently make a market in our common stock, we cannot assure you that any of these firms will continue to serve as market makers or have the financial capability to stabilize or support our common stock. A reduction in the number of market makers or the financial capability of any of these market makers could also result in a decrease in the trading volume of and price of our shares. In recent years, broad stock market indices, in general, and the securities of technology companies, in particular, have experienced substantial price fluctuations. Such broad market fluctuations may adversely affect the future trading price of our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

      This Reoffer Prospectus contains “forward-looking statements.” For example, statements included in this Reoffer Prospectus regarding our financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future product demand, supply, manufacturing, costs and marketing are all forward-looking statements. When we use words like “intend,” “anticipate,” “believe,” “estimate,” “plan,” “will” or “expect,” we are making forward-looking statements. We believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to us on the date hereof, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. We have disclosed certain important factors that could cause our actual results to differ materially from our current expectations under “Risk Factors” above and elsewhere in this Reoffer Prospectus. You should understand that forward-looking statements made in this Reoffer Prospectus are necessarily qualified by these factors. We are not undertaking to publicly update or revise any forward-looking statement if we obtain information or upon the occurrence of future events or otherwise.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the securities offered hereby.

SELLING STOCKHOLDERS

The selling stockholders that may offer shares of our common stock pursuant to this Reoffer Prospectus are persons who were granted or may be granted options under our 2005 Stock Compensation Plan. All of the shares of common stock offered pursuant to this Reoffer Prospectus are being offered by the selling stockholders. As of the date of this Reoffer Prospectus, the names of our officers and directors, and other affiliates who have received shares under our 2005 Stock Compensation Plan, and who may desire to sell their shares under this Reoffer Prospectus, are reflected below. In addition, other stock grants may be made to officers, directors and affiliates which we are not able to identify at this time. Before any of our officers, directors and affiliates sell any of his or her shares received under the 2005 Stock Compensation Plan, we will supplement this Reoffer Prospectus with the required information regarding the names of the persons selling, the total number of shares owned by these persons and the number ofshares proposed to be sold under this Reoffer Prospectus. Included among the shares now covered under our 2005 Stock Compensation Plan will be the following awards:

Selling	Number of Shares	No. of Shares	Percentange of Shares
Security Holder	Beneficially Owned	Offered hereby	Before Offering	After Offering

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling stockholders. A selling stockholder and any of its pledges, assignees, and successors-in-interest may, from time to time, sell any or all of its shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the selling stockholder will sell any or all of the common stock in this offering. The selling stockholder may use any one or more of the following methods when selling shares:

Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account; an exchange distribution following the rules of the applicable exchange; Privately negotiated transactions; short sales or sales of shares not previously owned by the seller; Broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share; a combination of any such methods of sale; or any other lawful method.

Broker-dealers engaged by the selling stockholder might arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling stockholder in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Our common stock currently trades on the OTC Bulletin Board. Since our common stock continues to trade below $5.00 per share, our common stock is considered a “penny stock” and is subject to SEC rules and regulations that impose limitations upon the manner in which our shares can be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. As a result of these rules, the selling security holder may find it difficult to sell its shares of common stock.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law contains various provisions entitling directors, officers, employees or agents of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, as the result of an action or proceeding (whether civil, criminal, administrative or investigative) in which they may be involved by reason of being or having been a director, officer, employee or agent of the Company provided said persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company (and, with respect to any criminal action or proceedings, had no reasonable cause to believe that the conduct complained of was unlawful). Also, the Certificate of Incorporation of the Company states that the indemnification provisions of Section 145 of the Delaware Corporation Law shall be utilized to the fullest extent permitted.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions or otherwise, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

DESCRIPTION OF SECURITIES

COMMON STOCK

The Company is authorized to issue 100,000,000 shares of common stock, $.001 par value per share, of which 8,426,359 are outstanding as of June 3, 2005.

Holders of common stock have equal rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Holders of common stock have one vote for each share held of record and do not have cumulative voting rights.

Holders of common stock are entitled, upon liquidation of the Company, to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of common stock are not redeemable and have no preemptive or similar rights. All outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

The Company is authorized to issue 10,000,000 shares of preferred stock with no stated value and a par value of $.001, none of which are issued and outstanding. The preferred stock will be entitled to preference over the common stock with respect to the distribution of assets of the Company in the event of its liquidation, dissolution, or winding-up, whether voluntarily or involuntarily, or in the event of any other distribution of assets of the corporation among its stockholders for the purpose of winding-up its affairs. The authorized but unissued shares of preferred stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors. The Board in its sole discretion shall have the power to determine the relative powers, preferences, and rights of each series of preferred stock. The issuance of preferred shares with such voting or conversion rights may have the effect of delaying, deferring or preventing a change in control of the Company.

There are no other provisions in our certificate of incorporation or our bylaws that may result in the delaying, deferring or preventing of a change in control of our Company.

DIVIDEND POLICY

The Company has never paid cash dividends on its common stock. The Board of Directors does not anticipate paying cash dividends in the foreseeable future as it intends to retain future earnings, if any, to finance the growth of the business. The payment of future dividends will depend on such factors as earnings levels, anticipated capital requirements, the operating and financial condition of the Company and other factors deemed relevant by the Board of Directors.

TRANSFER AGENT

The transfer agent for the Company’s common stock and warrants is Jersey Transfer & Trust Company, 201 Bloomfield Avenue, Verona, New Jersey 07044. Its telephone number is (973) 239-2712.

EXPERTS

Our financial statements which are incorporated by reference in this Reoffer Prospectus have been audited by Malone & Bailey, PC, independent registered public accountants, as set forth in its report with respect thereto, and are incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Danzig Kaye Cooper Fiore & Kay, LLP has passed on the legality of the shares of Common Stock offered hereby for the Company. One of the partners of such firm, David M. Kaye, may also be a participant in the Plan and may be awarded shares of Common Stock offered hereby for services rendered for the Company.

ENERTECK CORPORATION

__________________

Reoffer Prospectus
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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following materials are incorporated by reference herein in their entirety:

(a)  the latest annual report of the Company filed on Form 10-KSB pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended;

(b) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the annual report on Form 10-KSB referred to in (a) above;

(c) the registration statement of the Company filed on Form 10-SB pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended; and

(d) the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form SB-2 filed on September 17, 2003, including any amendment or report filed for the purpose of updating such description.

The Company is also incorporating by reference all other documents filed by the Company after the date of this Registration Statement under Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining to be sold.

A statement contained in any incorporated document shall be modified or superseded for the purposes of this Registration Statement if it is modified or superseded by a document which is also incorporated in this Registration Statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

The class of securities to be offered hereby is registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Item 5.  Interests of Named Experts and Counsel.

Danzig Kaye Cooper Fiore & Kay, LLP has passed on the legality of the shares of Common Stock offered hereby for the Company. One of the partners of such firm, David M. Kaye, may also be a participant in the Plan and may be awarded shares of Common Stock offered hereby for services rendered for the Company.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law contains various provisions entitling directors, officers, employees or agents of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, as the result of an action or proceeding (whether civil, criminal, administrative or investigative) in which they may be involved by reason of being or having been a director, officer, employee or agent of the Company provided said persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company (and, with respect to any criminal action or proceedings, had no reasonable cause to believe that the conduct complained of was unlawful). Also, the Certificate of Incorporation of the Company states that the indemnification provisions of Section 145 of the Delaware Corporation Law shall be utilized to the fullest extent permitted.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions or otherwise, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are attached hereto:

Exhibit No.	Description of Exhibit

5.1	Opinion letter of Danzig Kaye Cooper Fiore & Kay, LLP

23.1	Consent of Danzig Kaye Cooper Fiore & Kay, LLP, included in Opinion of Counsel filed as Exhibit 5.1

23.2	Consent of Malone & Bailey, PC

99.1	2005 Stock Compensation Plan

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes, except as otherwise specifically provided in the rules of the Securities and Exchange Commission promulgated under the Securities Act of 1933:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Stafford, Texas on June 13, 2005.

ENERTECK CORPORATION

By:	/s/ Parrish B. Ketchmark
Parrish B. Ketchmark,
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dwaine Reese	Chief Executive	06/13/2005
Dwaine Reese	Officer, Chairman of the
Board and Director
(Principal Executive Officer)

/s/ Parrish B. Ketchmark	President and	06/13/2005
Parrish B. Ketchmark	Director (Principal
Accounting and
Financial Officer)